Exhibit 99.1
VIASPACE Expands Focus on Energy Products Including
New Opportunities in Clean Energy Sector

PASADENA, Calif., May 2, 2007 – VIASPACE Inc. (OTC Bulletin Board: VSPC - News), a company commercializing proven technologies from NASA and the US Department of Defense into hardware and software solutions, today announced its expanded commitment to energy-based products as a major business focus. The company has established VIASPACE Energy as a business unit to accelerate the growth of its existing direct methanol fuel cell cartridge business and fuel cell humidity sensor product line and to pursue new opportunities identified within the $55.4 billion clean energy sector.

Based on positive initial feedback for its fuel cell power source and humidity sensor technologies from potential customers in several market sectors including major auto manufacturers, automotive test systems providers and fuel cell developers, VIASPACE will intensify and expand its energy-based product initiatives. Under the new VIASPACE Energy division, the company is identifying and pursuing additional business opportunities in areas including fuel cell test equipment, batteries and battery test equipment, alternative fuels, and new products to conserve energy and reduce emissions.

Demand for clean energy solutions is increasing exponentially. Research firm Clean Edge, Inc. reports the global market for fuel cells, biofuels, solar, wind and other renewable energy technologies grew nearly 39% in one year, from $39.9 billion in 2005 to $55.4 billion in 2006. According to Clean Energy Trends 2007 published by Clean Edge in March, the fuel cell and distributed hydrogen market will grow from a $1.4 billion industry in 2006 (primarily for research contracts and demonstration and test units) to $15.6 billion over the next decade. Global markets for biofuels reached $20.5 billion in 2006 and are projected to grow to $80.9 billion by 2016.

The launch and initial shipment of VIASPACE’s VIASENSOR HS-1000 Fuel Cell Humidity Sensor has generated significant market interest. The VIASENSOR product is a leading edge test device that quickly and accurately determines the level of relative humidity or water vapor flowing in a gas stream, which is vital to the proper function and efficiency of hydrogen fuel cells. It uses proprietary technology to enable continuous, real-time, non-invasive and reliable measurement of the temperature, pressure and moisture content of polymer electrolyte membrane fuel cells (PEMFCs). VIASENSOR takes data measurements every five seconds, provides automatic data collection software and interfaces to any PC.

VIASPACE subsidiary Direct Methanol Fuel Cell Corporation (DMFCC) is engaged in developing, manufacturing, distributing and obtaining safety certification for disposable methanol fuel cartridges to provide the energy source for laptop computers, cell phones and other portable electronic devices powered by direct methanol fuel cells. DMFCC is carving out an important niche in the growing market for micro fuel cells for portable electronic devices by providing the global fuel cartridge manufacturing, distribution and sales infrastructure the industry requires. The company has licensed a large intellectual property portfolio including 59 issued and 59 pending patents on direct methanol fuel cell technology from Caltech and the University of Southern California and offers patent protection for OEMs and manufacturers of direct methanol and other liquid hydrocarbon fuel cells. DMFCC will operate within the new VIASPACE Energy division.

Dr. Carl Kukkonen, CEO of VIASPACE, commented: “We are now organized into two major business units –VIASPACE Security, which delivers solutions for the commercial and homeland security markets, and VIASPACE Energy. VIASPACE has established a significant position in the clean energy sector with our extensive portfolio of fuel cell patents, fuel cell cartridge business, and breakthrough humidity sensor products. Major players in the energy market have responded favorably to our technologies, opening up additional avenues for our company to explore. As we continue to build on our existing businesses and pursue the exciting new applications that are rapidly emerging, we believe VIASPACE will make an important contribution in meeting the growing demand for clean energy products.”

About VIASPACE: Originally founded in 1998 with the objective of transforming proven space and defense technologies from NASA and the Department of Defense into hardware and software solutions that solve today’s complex problems, VIASPACE benefits from important patent and software licenses from Caltech, which manages NASA’s Jet Propulsion Laboratory. For more information, please visit our website at www.VIASPACE.com

Investor Relations contact:
Dr. Jan Vandersande, Director of Communications
800-517-8050
IR@VIASPACE.com

Press contact:
Dr. Carl Kukkonen, CEO
626-768-3360
—
This news release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to future events or our future performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Such factors include the risks outlined in our periodic filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006, as well as general economic and business conditions, the ability to acquire and develop specific projects and technologies, the ability to fund operations, changes in consumer and business consumption habits, and other factors over which VIASPACE has little or no control.